Exhibit 99.1

NASH FINCH REPORTS THIRD QUARTER 2004 RESULTS

Strong Margin Improvement in Food Distribution and Military

Continued Debt Reduction

                MINNEAPOLIS (November 4, 2004) — Nash Finch Company (Nasdaq: NAFC), a leading national food distributor, today announced that net earnings for its third quarter ended October 9, 2004 were $14.6 million, or $1.15 per diluted share, as compared to $11.6 million, or $0.95 per diluted share, for the third quarter last year.  Results for each period were favorably affected by reductions in income tax expense as a result of the resolution of various outstanding state and federal tax issues.  The amount of the reductions was $.8 million, or $.06 per diluted share, in the 2004 quarter and $3.0 million, or $0.25 per diluted share, in the 2003 quarter.  Total sales for the third quarter of 2004 were $1.191 billion versus $1.215 billion in the prior-year period as a result of food and military distribution sales increases in the 2004 quarter relative to the 2003 quarter offset by a decrease in retail sales primarily due to store closures at the end of the second quarter of 2004.

                For the first 40 weeks of 2004, total sales were $2.977 billion compared to $2.960 billion in the prior-year period.  Net earnings were $3.7 million, or $0.29 per diluted share, for the 40 week period of 2004, compared to $22.1 million, or $1.82 per diluted share, in the year-ago period.  Net earnings for the first 40 weeks of 2004 were adversely affected by an after-tax special charge of $22.3 million, or $1.77 per diluted share, resulting primarily from non-cash costs associated with retail store closures announced in the second quarter, and by after-tax costs of $2.0 million, or $0.16 per diluted share, primarily involving inventory markdowns related to the store closures that were recorded in operating income.  Net earnings for the first 40 weeks of 2003 were adversely affected by $2.3 million, or $0.20 per diluted share, paid in the first quarter of 2003 to our lenders as consideration for bond indenture and credit facility waivers.

Continued Debt Reduction

                The Company continues to focus on strengthening its balance sheet through more efficient inventory and receivables management, leveraging of accounts payable and operational efficiencies.  The Company’s significant cash flow improvement has resulted in a 30 percent reduction in total debt since 1999 and a lower leverage ratio. At the end of fiscal 1999, the Company’s leverage ratio was 4.0 times Consolidated EBITDA(1), and has dropped to 2.0 times at the end of the fiscal 2004 third quarter.  On October 15, 2004, the Company announced its intent to refinance its senior secured credit facility and redeem its 8.5% Senior Subordinated Notes due 2008, and expects to further reduce its cost of capital as a result of this strategic transaction.

Food Distribution Results

Food distribution segment sales for the third quarter were $610.9 million versus $604.5 million in the year-ago period.  Sales for the 2004 year-to-date period were $1.491 billion versus $1.414 billion in the year-ago period, an increase of 5.4 percent.  As discussed last quarter, the Company anticipated sales for the third quarter of fiscal 2004 would be a difficult comparison relative to the third quarter of fiscal 2003 which included approximately $25 million of temporary business that was subsequently transferred to other food distributors through the sale of the Fleming assets.  Excluding the impact of the temporary sales, third quarter fiscal 2004 sales improved by 5.4 percent relative to the same period a year ago.  Third quarter 2004 food distribution segment operating profits were $22.7 million versus $21.8 million in the third quarter of 2003.  Segment operating profits were $54.9 million for the 40 week 2004 period versus $47.3 million in the 2003 comparative period, an increase of 16 percent, due to operational efficiencies made possible by increased sales.

“We continue to win new business,” CEO Ron Marshall said, “as a result of our industry leading operational metrics and the on-going impact of the Fleming bankruptcy.  We believe we have a great deal of further sales growth potential by providing our existing customers with new and improved merchandising programs and by capitalizing on independent operators purchasing stores from major retailers seeking to rationalize their markets and retailers adding food to their product offerings.”

(1)           Consolidated EBITDA and leverage ratio are non-GAAP financial measures that are defined and reconciled to the most directly comparable GAAP financial measures in the schedules attached to this release.

Military Distribution Results

Military distribution segment sales for the third quarter of 2004 increased to $338.5 million compared to $319.0 million for the year-ago period.  Military segment operating profits were $10.8 million in the 2004 third quarter versus $9.3 million in the year ago quarter. Military sales for the 40 week 2004 period increased to $847.4 million compared to $813.6 million for the year-ago period, a 4.2 percent increase year over year.  Operating profits were $27.6 million versus $22.6 million for the 2004 and 2003 comparative 40 week periods, respectively, an improvement of 22 percent as the Company continues to benefit from the operational efficiencies gained through the consolidation of the Company's dedicated military warehouses.

“We are very pleased with the continuing success of this important segment of our business,” said Marshall.  “With the addition of our new military Senior Vice President, Jeff Poore, to our dedicated military management team, we believe we are positioned to continue to drive sales through expanding our customer base and extending our product offerings.”

Retail Results

                Corporate retail sales were $241.8 million in the third quarter of 2004 versus $291.3 million in the prior-year period.  For the 40 week comparative periods, corporate retail sales were $638.5 million and $732.7 million in 2004 and 2003, respectively.  Same-store sales have decreased 5.7 percent for the third quarter of 2004, as compared to the third quarter of 2003, and 7.3 percent for the first 40 weeks of 2004, as compared to the same period in 2003.  These declines continue to reflect competitive openings that have occurred during the past year in the Company’s retail territories.  Retail segment operating profits were $10.8 million in the third quarter of 2004 versus $7.9 million in the prior-year period.  Retail operating profits were $17.2 million and $24.4 million for the 40-week comparative 2004 and 2003 periods, respectively.  The store count at the end of the third quarter of 2004 was 87 compared to 109 at the end of the third quarter of 2003.

Outlook

The Company estimates that its diluted earnings per share for fiscal 2004 will range between $1.17 and $1.23. This estimate includes:

•                  $24.3 million, or $1.91(2) per diluted share, of after-tax special charges and related costs pertaining to the store closures recorded in the second quarter of fiscal 2004

•                  expected annualized pre-tax earnings improvement of approximately $16 million related to the store closures, of which approximately $5.4 million after-tax, or $0.43 per diluted share, is expected to be realized in the second half of fiscal 2004

•                  the reduction in income tax expense during the third quarter of fiscal 2004 discussed above

•                  the expected call premium associated with the redemption of the Company's senior subordinated notes of $2.9 million after-tax, or $0.23 per diluted share

•                  the write-off of unamortized finance and original issuance discount costs totaling approximately $1.6 million or $0.12 per diluted share as a result of the refinancing of the Company’s bank credit facility and the redemption of the senior subordinated notes, expected to occur in the fourth quarter of fiscal 2004.

This compares to the 53 week fiscal 2003 earnings from continuing operations of $2.85 per diluted share which included several events that had a net favorable impact of $4.5 million, or $0.37 per diluted share.  Excluding the above items results in diluted earnings per share between $2.94 and $3.00 for fiscal 2004 relative to $2.48 in fiscal 2003(3) .

                A conference call to review third quarter results is scheduled for 10 a.m. (CT) on November 4, 2004.  Interested participants can listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch’s website at http://www.nashfinch.com.  A replay of the webcast will be available and the transcript of the call will be archived on the “Investor Relations” portion of Nash Finch’s website under the heading “Audio Archives.”  A copy of this press release and the other financial and statistical information about the periods to be discussed in the conference call will be available at the time of the call on the “Investor Relations” portion of the Nash Finch website under the caption “Press Releases.”

(2)           The $1.91 per diluted share estimated for the 52 weeks ended January 1, 2005 differs slightly from the estimated $1.93 per diluted share for the 40 weeks ended October 9, 2004 as a result of an estimated increase in the number of  shares outstanding at year end versus the end of the third quarter.

(3)           The earnings figures in this sentence are non-GAAP numbers.  Refer to the attached schedules for reconciliation between  these figures and the most comparable GAAP figures.

                Nash Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States with nearly $4 billion in fiscal year 2003 revenues.  Nash Finch’s food distribution business serves independent retailers and military commissaries in 27 states, the District of Columbia, Europe, Cuba, Puerto Rico, and Iceland.  The Company also owns and operates retail stores primarily in the Upper Midwest.  Further information is available on the Company’s website at www.nashfinch.com.

                The statements in this release that refer to anticipated financial results, improvements, plans and developments are forward-looking statements based on current expectations and assumptions, and entail risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements.  Important factors that could cause material differences include the Company’s ability to conclude a refinancing of its senior secured credit facility within the timeframe on the terms currently anticipated; the effect of competition on the Company’s distribution and retail businesses; the Company’s ability to identify and execute plans to maximize the value of its remaining retail operations and to expand wholesale operations; general economic conditions; credit risk from financial accommodations extended to customers; the success or failure of new business ventures and initiatives; changes in consumer spending and buying patterns; risks entailed by expansion, affiliations and acquisitions; changes in vendor promotions or allowances; limitations on financial and operating flexibility due to debt levels and debt instrument covenants; adverse determinations or developments with respect to litigation, other legal proceedings or the SEC investigation; and other cautionary factors discussed in the Company’s periodic reports filed with the SEC.  The Company does not undertake to update forward-looking statements to reflect future events or circumstances, but investors are advised to consult future disclosures involving these topics in our periodic reports filed with the SEC.

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Contact: LeAnne Stewart, 952-844-1060

NASH FINCH COMPANY AND SUBSIDIARIES

Consolidated Statements of Income (unaudited)

(In thousands, except per share amounts)

	Sixteen Weeks Ended		Forty Weeks Ended
	October 9, 2004	October 4, 2003	October 9, 2004	October 4, 2003

Sales	$1,191,187	$1,214,781	$2,977,034	$2,960,057

Cost and expenses:
Cost of sales	1,063,911	1,077,363	2,652,446	2,619,034
Selling, general and administrative	85,242	101,204	230,994	250,645

Special charge	—	—	36,494	—
Depreciation and amortization	11,615	13,098	31,571	32,180
Operating earnings	30,419	23,116	25,529	58,198

Interest expense	7,799	9,011	20,791	26,837

Earnings before income taxes	22,620	14,105	4,738	31,361

Income tax expense	8,022	2,501	1,048	9,231

Net earnings	$14,598	$11,604	$3,690	$22,130

Net earnings per share:
Basic earnings per share	$1.17	$0.96	$0.30	$1.84

Diluted earnings per share	$1.15	$0.95	$0.29	$1.82

Cash dividends per common share	$0.135	$0.09	$0.405	$0.27

Weighted average number of common shares outstanding and common equivalent shares outstanding:
Basic	12,486	12,098	12,398	12,046
Diluted	12,681	12,249	12,581	12,142

NASH FINCH COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except per share amounts)

	October 9, 2004	January 3, 2004	October 4, 2003
	(unaudited)		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,142	$12,757	$7,874
Accounts and notes receivable, net	159,709	145,902	149,003
Inventories	223,144	236,289	255,290
Prepaid expenses	13,858	15,136	13,264
Deferred tax assets	8,547	5,726	10,118
Total current assets	406,400	415,810	435,549

Investments in marketable securities	1,545	20	20
Notes receivable, net	28,953	31,178	28,760

Property, plant and equipment:
Land	22,146	24,121	23,501
Buildings and improvements	156,675	163,693	154,578
Furniture, fixtures and equipment	312,848	328,318	324,927
Leasehold improvements	71,499	86,746	81,891
Construction in progress	2,269	1,673	4,409
Assets under capitalized leases	41,060	41,661	42,040
	606,497	646,212	631,346
Less accumulated depreciation and amortization	(386,440)	(383,861)	(377,780)
Net property, plant and equipment	220,057	262,351	253,566

Goodwill	147,575	149,792	150,053
Investment in direct financing leases	11,093	13,426	13,696
Deferred tax asset, net	—	—	—
Other assets	11,782	13,775	14,365
Total assets	$827,405	$886,352	$896,009

Liabilities and Stockholders’ Equity
Current liabilities:
Outstanding checks	$9,062	$23,350	$10,795
Current maturities of long-term debt and capitalized lease obligations	5,208	5,278	6,848
Accounts payable	196,804	166,742	195,618
Accrued expenses	87,883	78,768	93,058
Income taxes payable	8,591	10,614	11,509
Total current liabilities	307,548	284,752	317,828

Long-term debt	198,719	281,944	276,832
Capitalized lease obligations	41,062	44,639	45,326
Deferred tax liability, net	879	6,358	—
Other liabilities	17,527	12,202	14,032
Commitments and Contingencies
Stockholders’ equity:
Preferred stock - no par value Authorized 500 shares; none issued	—	—	—
Common stock of $1.66 2/3 par value Authorized 50,000 shares, issued 12,419, 12,152 and 12,132 shares, respectively	20,699	20,255	20,221
Additional paid-in capital	32,067	27,995	27,628
Restricted stock	(277)	(475)	(561)
Accumulated other comprehensive income	(4,745)	(5,970)	(7,855)
Retained earnings	214,123	215,417	203,544
	261,867	257,222	242,977
Less cost of 10, 35 and 55 shares of common stock in treasury, respectively	(197)	(765)	(986)
Total stockholders’ equity	261,670	256,457	241,991

Total liabilities and stockholders’ equity	$827,405	$886,352	$896,009

NASH FINCH COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	2004	2003
Operating activities:
Net earnings	$3,690	22,130
Adjustments to reconcile net income to net cash provided by operating activities:
Special Charge	36,494	—
Depreciation and amortization	31,571	32,180
Amortization of deferred financing costs	886	868
Amortization of rebatable loans	2,275	1,235
Provision for bad debts	2,645	4,823
Deferred income tax expense	(8,300)	7,059
(Gain) loss on sale of property, plant and equipment	(3,960)	(608)
LIFO charge	2,218	841
Asset impairments	—	2,115
Other	1,773	(258)
Changes in operating assets and liabilities, net of effects of acquisitions
Accounts and notes receivable	(15,273)	15,929
Inventories	10,927	(7,817)
Prepaid expenses	1,278	(656)
Accounts payable	30,062	23,722
Accrued expenses	(4,241)	(2,275)
Income taxes payable	(2,023)	1,436
Other assets and liabilities	5,293	(1,216)
Net cash provided by operating activities	95,315	99,508

Investing activities:
Disposal of property, plant and equipment	10,940	8,409
Additions to property, plant and equipment	(14,748)	(25,559)
Business acquired, net of cash	—	(2,054)
Loans to customers	(3,113)	(4,463)
Payments from customers on loans	2,504	4,653
Purchase of marketable Securities	(2,583)	—
Sale of marketable Securities	1,113	—
Other	894	577
Net cash used in investing activities	(4,993)	(18,437)

Financing activities:
Payments of revolving debt	(81,100)	(79,400)
Dividends paid	(4,985)	(3,231)
Payments of long-term debt	(2,220)	(4,583)
Payments of capitalized lease obligations	(1,937)	(1,770)
Decrease in outstanding checks	(14,288)	(16,281)
Other	2,593	649

Net cash used in financing activities	(101,937)	(104,616)
Net decrease in cash	(11,615)	(23,545)
Cash at beginning of year	12,757	31,419
Cash at end of year	$1,142	7,874

NASH FINCH COMPANY AND SUBSIDIARIES

Supplemental Data (Unaudited)

Impact on Actual and Estimated Results due to Items Discussed in Press Release (In thousands, except per share amounts)

	Sixteen Weeks Ended October 9, 2004		Sixteen Weeks Ended October 4, 2003
	$	EPS	$	EPS
Net earnings as reported	$14,598	$1.15	$11,604	$0.95

Items discussed in the press release
Resolution of outstanding state and federal tax issues (Q4 2003)	(800)	(0.06)	(3,000)	(0.25)
	(800)	(0.06)	(3,000)	(0.25)

	Forty Weeks Ended October 9, 2004		Forty Weeks Ended October 4, 2003
	$	EPS	$	EPS
Net earnings as reported	$3,690	$0.29	$22,130	$1.82

Items discussed in the press release
Special charge from store dispositions (Q2 2004)	22,261	1.77	—	—
Store closure cost reflected in operations (Q2 2004)	2,009	0.16	—	—
Fees paid to lenders as consideration for bond indenture and credit facility waivers (Q1 2003)	—	—	2,339	0.20
Resolution of outstanding state and federal tax issues (Q3 2004 and Q3 2003)	(800)	(0.06)	(3,000)	(0.25)
	23,471	1.87	(661)	(0.05)

	Fifty-Two Weeks Ended January 1, 2005		Fifty-Three Weeks Ended January 3, 2004
	$	EPS	$	EPS
Net earnings estimated for fiscal 2004; as reported for fiscal 2003	14,800 - 15,600	1.17 - 1.23	$34,679	$2.85

Items discussed in the press release
Special charge from store dispositions (Q2 2004)	22,261	1.75	—	—
Store closure cost reflected in operations (Q2 2004)	2,009	0.16	—	—
Estimated savings due to store closures (Q3 and Q4 2004)	(5,420)	(0.43)	—	—
Resolution of outstanding state and federal tax issues (Q3 2004 and Q3 2003)	(800)	(0.06)	(3,000)	(0.25)
Estimated call premium of on senior subordinated notes (Q4 2004)	2,867	0.23	—	—
Estimated write-off of unamortized finance costs and original issuance discount on credit facility and senior subordinated notes (Q4 2004)	1,583	0.12	—	—
Fees paid to lenders as consideration for bond indenture and credit facility waivers (Q1 2003)	—	—	2,339	0.19
Reduction of health insurance expense (Q4 2003)	—	—	(3,790)	(0.31)
	22,500	1.77	(4,451)	(0.37)

	Sixteen Weeks Ended		Forty Weeks
Other Data (In thousands)	October 9, 2004	October 4, 2003	October 9, 2004	October 4, 2003

Cash from operations	$37,217	$43,688	$95,315	$99,508
Debt to total capitalization	48%	58%	48%	58%
Total debt	$244,989	$329,006	$244,989	$329,006
Capital spending	$7,974	$11,270	$14,748	$25,559
Capitalization	$506,659	$570,997	$506,659	$570,997
Stockholders’ equity	$261,670	$241,991	$261,670	$241,991

Non-GAAP Data
Consolidated EBITDA (a)	$38,770	$37,743	$91,236	$92,251
Leverage Ratio - trailing 4 qtrs. (debt to Consolidated EBITDA) (b)	2.0	2.7	2.0	2.7
Interest Coverage Ratio - trailing 4 qtrs. (Consolidated EBITDA to interest expense) (c)	4.4	3.6	4.4	3.6

Comparable GAAP Data
Debt to earnings before income taxes (b)	9.7	7.5	9.7	7.5
Earnings before income taxes to interest expense (c)	0.9	1.3	0.9	1.3

Debt Covenants	Required Ratio		Actual Ratio
Leverage Ratio	3.50 (maximum	)	2.0
Interest Coverage Ratio	3.25 (minimum	)	4.4

   (a)    Consolidated EBITDA, as defined in our credit agreement, is earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash LIFO and other charges (such as impairments and closed store lease costs) less subsequent cash payments made on non-cash charges.  Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flow or liquidity.  The amount of Consolidated EBITDA is provided as additional information relative to compliance with our debt covenants.

   (b)   Leverage Ratio is defined as the Company’s end of period debt at October 9, 2004 and October 4, 2003, divided by Consolidated EBITDA for the respective four trailing quarters.  The most comparable GAAP ratio is debt at the same dates divided by earnings before income taxes for the respective four trailing quarters.

   (c)    Interest Coverage Ratio is defined as the Company’s Consolidated EBITDA divided by interest expense for the four trailing quarters ending October 9, 2004 and October 4, 2003.  The most comparable GAAP ratio is earnings before income taxes divided by interest expense for the same periods.

Reconciliation of Consolidated EBITDA

Consolidated EBITDA is derived from the Company’s earnings before income taxes as follows:

	2003 Qtr 4	2004 Qtr 1	2004 Qtr 2	2004 Qtr 3	Rolling 4 Qtr
Consolidated EBITDA Reconciliation (In thousands)

Earnings before income taxes	$20,572	$7,757	$(25,639)	$22,620	$25,310
Add/(deduct)
LIFO	(1,961)	392	783	1,043	257
Depreciation and amortization	10,232	10,156	9,800	11,615	41,803
Interest expense	7,032	6,505	6,487	7,799	27,823
Asset Impairments	591	—	—	—	591
Closed store lease costs	187	(129)	1,146	643	1,847
Gains on sale of real estate	(338)	(82)	(14)	(3,317)	(3,751)
Subsequent cash payments on non-cash charges	(598)	(565)	(625)	(1,633)	(3,421)
Special charge	—	—	36,494	—	36,494
Curtailment of post retirement health care plan	(4,004)	—	—	—	(4,004)
Total Consolidated EBITDA	$31,713	$24,034	$28,432	$38,770	$122,949

Consolidated EBITDA by Segment	Qtr 4	Qtr 1	Qtr 2	Qtr 3	Rolling 4 Qtr
Food Distribution	$18,615	$16,441	$19,650	$25,151	$79,857
Military	8,992	8,579	8,988	11,340	37,899
Retail	9,851	6,743	7,414	14,515	38,523
Unallocated Corporate Overhead	(5,745)	(7,729)	(7,620)	(12,236)	(33,330)
	$31,713	$24,034	$28,432	$38,770	$122,949

	2002 Qtr 4	2003 Qtr 1	2003 Qtr 2	2003 Qtr 3	Rolling 4 Qtr
Consolidated EBITDA Reconciliation (In thousands)

Earnings before income taxes	$12,538	$5,346	$11,910	$14,105	$43,899
Add/(deduct)
LIFO	(3,457)	400	400	41	(2,616)
Depreciation and amortization	9,218	9,440	9,642	13,098	41,398
Interest expense	6,957	10,791	7,035	9,011	33,794
Asset Impairments	5,067	390	—	1,725	7,182
Closed store lease costs	1,101	354	32	583	2,070
Gains on sale of real estate	(2,428)	(66)	(126)	(218)	(2,838)
Subsequent cash payments on non-cash charges	(421)	(532)	(508)	(602)	(2,063)
Total Consolidated EBITDA	$28,575	$26,123	$28,385	$37,743	$120,826

Consolidated EBITDA by Segment	Qtr 4	Qtr 1	Qtr 2	Qtr 3	Rolling 4 Qtr
Food Distribution	$17,237	$13,254	$16,288	$24,440	$71,219
Military	6,643	7,043	7,046	9,736	30,468
Retail	12,615	10,886	13,110	13,099	49,710
Unallocated Corporate Overhead	(7,920)	(5,060)	(8,059)	(9,532)	(30,571)
	$28,575	$26,123	$28,385	$37,743	$120,826